Exhibit 99.1

Vantiv Reports Second Quarter 2014 Results

Second Quarter Net Revenue Increased 12% to $331 Million and Pro Forma Adjusted Net Income Per
Share Increased 18% to $0.47

Achieved Several Notable Milestones in the Execution of its Corporate Strategy, Including the Acquisition of Mercury

Increased Full-Year 2014 Guidance for Net Revenue and Pro Forma Adjusted Net Income per Share

CINCINNATI, July 31, 2014 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the second quarter ended June 30, 2014. Revenue increased 17% to $608.7 million as compared to $519.4 million in the prior year period. Net revenue increased 12% to $331.3 million as compared to $296.9 million in the prior year period, primarily due to a 15% increase in transactions. Vantiv incurred $70.9 million in non-recurring charges during the second quarter including costs related to the acquisition of Mercury, associated financing costs, and other noncash items, resulting in a GAAP net loss attributable to Vantiv, Inc. of ($1.4) million or ($0.01) per diluted share, compared with GAAP net income attributable to Vantiv, Inc. of $28.9 million or $0.20 per diluted share in the prior year period. Pro forma adjusted net income increased 12% in the second quarter to $92.7 million as compared to $82.7 million in the prior year period. Pro forma adjusted net income per share increased 18% to $0.47 as compared to $0.40 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

“The second quarter marks an exciting time at Vantiv,” said Charles Drucker, president and chief executive officer at Vantiv. “We delivered another solid quarter of growth, and we executed on many of our strategic initiatives. By investing in high-growth channels, we have positioned Vantiv as a leader in the industry that will win share as the market evolves.”

Merchant Services

Several notable successes were achieved in the Merchant Services segment during the second quarter, including the completion of efforts to support Walmart U.S. stores and Sam’s Club debit and credit processing, expanding our relationship with People’s United Bank to include a significant partnership in the Merchant Bank channel, and completing the acquisition of Mercury Payment Systems. Net revenue increased 16% to $245.6 million in the second quarter as compared to $210.8 million in the prior year period, primarily due to a 18% increase in transactions, less a 1% decrease in net revenue per transaction. Sales and marketing expenses increased 19% from the prior year period, to $84.0 million.

Financial Institution Services

The Financial Institutions Services segment also had several notable new wins, contributing to continued strong transaction growth. Second quarter net revenue of $85.8 million was flat with prior year period net revenue of $86.1 million as a 6% increase in transactions was offset by a shift in the mix of our client portfolio, which resulted in lower average net revenue per transaction. Sales and marketing expenses increased 7% from the prior year period, to $6.5 million.

Third Quarter and Full-Year 2014 Financial Outlook

Based on the current level of transaction trends and new business activity as well as the recent acquisition of Mercury Payment Systems, Vantiv net revenue for the full-year of 2014 is now expected to be $1,390 to $1,410 million, representing growth of 19% to 20% above the prior year, and above our prior expectation of $1,255 to $1,285 million. Pro forma adjusted net income per share is now expected to be $1.85 to $1.90, representing growth of 19% to 22% above the prior year, and above our prior expectation of $1.77 to $1.83. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.62 to $0.67 for the full-year of 2014, including the impact of the non-recurring charges incurred during the second quarter of 2014 related to the acquisition of Mercury, financing costs, and other noncash items.

For the third quarter of 2014, net revenue is expected to be $376 to $382 million, representing growth of 28% to 30% above the prior year period. Pro forma adjusted net income per share is expected to be $0.47 to $0.49, an increase of 18% to 23% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.18 to $0.20 for the third quarter of 2014.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss second quarter 2014 financial results today at 8:00 AM EDT. The conference call can be accessed live over the phone by dialing (888) 267-6301, or for international callers (719) 457-2665, and referencing conference code 2759980. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay passcode 2759980. The replay will be available through Thursday, Aug. 14, 2014. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

Contacts

Nathan Rozof, CFA
Senior Vice President, Investor Relations
866.254.4811
513.900.4811
IR@vantiv.com

Andrew Ciafardini
Director of Corporate Communications
513.900.5308
andrew.ciafardini@vantiv.com

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high growth payment segments, such as integrated payments, payment facilitation (PayFacTM), mobile, prepaid and information solutions, and attractive industry verticals such as business-to-business, ecommerce, healthcare, gaming, government and education. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or referral partners; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic reports filed with the SEC, including the Company’s Form 10-K for the year ended December 31, 2013 and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2014	2013	% Change	2014	2013	% Change
Revenue	$608,731	$519,409	17%	$1,146,309	$1,017,375	13%
Network fees and other costs	277,392	222,502	25%	526,438	447,567	18%
Net revenue	331,339	296,907	12%	619,871	569,808	9%
Sales and marketing	90,507	76,436	18%	168,951	152,412	11%
Other operating costs	56,754	49,268	15%	117,123	99,828	17%
General and administrative	48,552	29,862	63%	81,158	60,961	33%
Depreciation and amortization	89,041	44,528	100%	138,887	87,824	58%
Income from operations	46,485	96,813	(52)%	113,752	168,783	(33)%
Interest expense—net	(13,496)	(9,899)	36%	(24,050)	(19,593)	23%
Non-operating expenses(1)	(27,656)	(20,000)	38%	(27,656)	(20,000)	38%
Income before applicable income taxes	5,333	66,914	(92)%	62,046	129,190	(52)%
Income tax expense	2,020	20,946	(90)%	17,642	38,757	(54)%
Net income	3,313	45,968	(93)%	44,404	90,433	(51)%
Less: Net income attributable to non-controlling interests	(4,722)	(17,060)	(72)%	(17,677)	(35,406)	(50)%
Net (loss) income attributable to Vantiv, Inc.	$(1,409)	$28,908	(105)%	$26,727	$55,027	(51)%

Net (loss) income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$(0.01)	$0.21	(105)%	$0.19	$0.40	(53)%
Diluted(2)	$(0.01)	$0.20	(105)%	$0.18	$0.38	(53)%
Shares used in computing net (loss) income per share of Class A common stock:
Basic	140,451,466	137,342,051		139,346,292	137,213,875
Diluted	140,451,466	207,901,994		150,831,855	211,244,104
				0
Non Financial Data:
Transactions (in millions)	4,843	4,195	15%	9,060	8,169	11%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt in June 2014 and May 2013.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for the three and six months ended June 30, 2014 was 36.5% compared to 38.5% for the three and six months ended June 30, 2013. During the three months ended June 30, 2014, due to a net loss, basic and diluted net income per share are computed in the same manner. During the six months ended June 30, 2014, the 47,901,837 weighted-average Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Income before applicable income taxes	$—	$66,914	$—	$129,190
Taxes	—	25,762	—	49,738
Net (loss) income	$(1,409)	$41,152	$26,727	$79,452
Diluted shares	140,451,466	207,901,994	150,831,855	211,244,104
Diluted EPS	$(0.01)	$0.20	$0.18	$0.38

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 and 7 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2014	2013	% Change	2014	2013	% Change
Revenue	$608,731	$519,409	17%	$1,146,309	$1,017,375	13%
Network fees and other costs	277,392	222,502	25%	526,438	447,567	18%
Net revenue	331,339	296,907	12%	619,871	569,808	9%
Sales and marketing	90,507	76,436	18%	168,951	152,412	11%
Other operating costs	53,473	47,326	13%	107,404	95,875	12%
General and administrative	25,663	21,815	18%	48,167	44,964	7%
Adjusted EBITDA(1)	161,696	151,330	7%	295,349	276,557	7%
Depreciation and amortization	18,940	14,082	34%	36,538	26,918	36%
Adjusted income from operations	142,756	137,248	4%	258,811	249,639	4%
Interest expense—net	(13,496)	(9,899)	36%	(24,050)	(19,593)	23%
Non-GAAP adjusted income before applicable income taxes	129,260	127,349	2%	234,761	230,046	2%
Pro Forma Adjustments:
Income tax expense(2)	47,180	49,029	(4)%	85,688	88,567	(3)%
Tax adjustments(3)	(10,958)	(4,394)	149%	(21,587)	(8,636)	150%
Less: JV non-controlling interest(4)	(301)	—	NM	(301)	—	NM
Pro forma adjusted net income(5)	$92,737	$82,714	12%	$170,359	$150,115	13%

Pro forma adjusted net income per share(6)	$0.47	$0.40	18%	$0.86	$0.71	21%

Adjusted shares outstanding	198,505,126	207,901,994		198,733,692	211,244,104

Non Financial Data:
Transactions (in millions)	4,843	4,195	15%	9,060	8,169	11%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions, and the write down of a trade name in June 2014; (b) non-operating expenses primarily associated with the refinancing of our debt in June 2014 and May 2013; (c) adjustments to income tax expense assuming conversion of the Fifth Third Bank non-controlling interest into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

(1) See schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents income tax expense at an effective tax rate of 36.5% for the three and six months ended June 30, 2014 and 38.5% for the three and six months ended June 30, 2013, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.5% for the remainder of 2014.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Represents non-controlling interest associated with a consolidated joint venture formed in May 2014.
(5) Pro forma adjusted net income assumes the conversion of the Fifth Third Bank non-controlling interest into shares of Class A common stock.
(6) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended June 30, 2014
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$488,143	$120,588	$608,731
Network fees and other costs	242,569	34,823	277,392
Net revenue	245,574	85,765	331,339
Sales and marketing	84,014	6,493	90,507
Segment profit	$161,560	$79,272	$240,832

Non-financial data:
Transactions (in millions)	3,866	977	4,843
Net revenue per transaction	$0.0635	$0.0878	$0.0684

	Three Months Ended June 30, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$398,553	$120,856	$519,409
Network fees and other costs	187,726	34,776	222,502
Net revenue	210,827	86,080	296,907
Sales and marketing	70,350	6,086	76,436
Segment profit	$140,477	$79,994	$220,471

Non-financial data:
Transactions (in millions)	3,273	922	4,195
Net revenue per transaction	$0.0644	$0.0934	$0.0708

	Six Months Ended June 30, 2014
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$906,909	$239,400	$1,146,309
Network fees and other costs	456,009	70,429	526,438
Net revenue	450,900	168,971	619,871
Sales and marketing	155,765	13,186	168,951
Segment profit	$295,135	$155,785	$450,920

Non-financial data:
Transactions (in millions)	7,177	1,883	9,060
Net revenue per transaction	$0.0628	$0.0897	$0.0684

	Six Months Ended June 30, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$784,137	$233,238	$1,017,375
Network fees and other costs	381,722	65,845	447,567
Net revenue	402,415	167,393	569,808
Sales and marketing	140,500	11,912	152,412
Segment profit	$261,915	$155,481	$417,396

Non-financial data:
Transactions (in millions)	6,396	1,773	8,169
Net revenue per transaction	$0.0629	$0.0944	$0.0698

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$230,655	$171,427
Accounts receivable—net	526,243	472,196
Related party receivable	5,134	5,155
Settlement assets	512,146	127,144
Prepaid expenses	32,642	18,059
Other	12,154	13,932
Total current assets	1,318,974	807,913

Customer incentives	36,363	30,808
Property, equipment and software—net	273,765	217,333
Intangible assets—net	1,161,642	795,332
Goodwill	3,259,785	1,943,613
Deferred taxes	459,864	362,785
Other assets	44,374	31,769
Total assets	$6,554,767	$4,189,553

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$278,139	$233,383
Related party payable	2,158	2,381
Settlement obligations	748,526	333,649
Current portion of note payable	116,501	92,500
Current portion of tax receivable agreement obligations to related parties	22,992	8,639
Deferred income	9,477	9,053
Current maturities of capital lease obligations	8,786	4,326
Other	2,748	1,382
Total current liabilities	1,189,327	685,313
Long-term liabilities:
Note payable	3,334,742	1,718,750
Tax receivable agreement obligations to related parties	638,969	551,061
Tax receivable agreement obligations	137,120	—
Capital lease obligations	19,237	12,044
Deferred taxes	32,863	37,963
Other	11,313	8,100
Total long-term liabilities	4,174,244	2,327,918
Total liabilities	5,363,571	3,013,231

Commitments and contingencies
Equity:
Total equity (1)	1,191,196	1,176,322
Total liabilities and equity	$6,554,767	$4,189,553

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 30, 2014	June 30, 2013
Operating Activities:
Net income	$44,404	$90,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	104,620	87,824
Write-off of intangible asset	34,267	—
Amortization of customer incentives	4,883	4,962
Amortization and write-off of debt issuance costs	28,878	22,156
Share-based compensation expense	20,044	13,930
Other non-cash items	1,500	—
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(11,865)	1,884
Net settlement assets and obligations	28,423	90,293
Customer incentives	(9,850)	(8,712)
Prepaid and other assets	(9,724)	(957)
Accounts payable and accrued expenses	20,880	(5,202)
Payable to related party	(310)	1,068
Other liabilities	310	1,350
Net cash provided by operating activities	256,460	299,029
Investing Activities:
Purchases of property and equipment	(48,850)	(30,597)
Acquisition of customer portfolios and related assets	(27,068)	(5,953)
Purchase of investments	(7,487)	(1,677)
Cash used in acquisitions, net of cash acquired	(1,658,694)	—
Net cash used in investing activities	(1,742,099)	(38,227)
Financing Activities:
Proceeds from issuance of long-term debt	3,443,000	1,850,000
Repayment of debt and capital lease obligations	(1,806,241)	(1,255,078)
Payment of debt issuance costs	(38,059)	(26,288)
Proceeds from exercise of Class A common stock options	321	—
Repurchase of Class A common stock	(34,366)	(400,000)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(14,978)	(11,122)
Payments under tax receivable agreements	(8,639)	—
Tax benefit from employee share-based compensation	9,299	5,166
Distribution to non-controlling interests	(5,470)	(17,947)
Net cash provided by financing activities	1,544,867	144,731
Net increase in cash and cash equivalents	59,228	405,533
Cash and cash equivalents—Beginning of period	171,427	67,058
Cash and cash equivalents—End of period	$230,655	$472,591

Cash Payments:
Interest	$17,445	$16,743
Taxes	17,888	29,198
Non-cash Items:
Issuance of tax receivable agreements to related parties	$109,400	$241,800
Contingent consideration for issuance of tax receivable agreement	137,120	—

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended June 30, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$608,731	$—	$—	$—	$—	$—	$—		$608,731
Network fees and other costs	277,392	—	—	—	—	—	—		277,392
Net revenue	331,339	—	—	—	—	—	—		331,339
Sales and marketing	90,507	—	—	—	—	—	—		90,507
Other operating costs	56,754	(3,281)	—	—	—	—	—		53,473
General and administrative	48,552	(11,784)	(11,105)	—	—	—	—		25,663
Depreciation and amortization	89,041	—	—	(70,101)	—	—	—		18,940
Income from operations	46,485	15,065	11,105	70,101	—	—	—		142,756
Interest expense—net	(13,496)	—	—	—	—	—	—		(13,496)
Non-operating expenses	(27,656)	—	—	—	27,656	—	—		—
Income before applicable income taxes	5,333	15,065	11,105	70,101	27,656	—	—		129,260
Income tax expense	2,020	—	—	—	—	—	45,160	(5)	47,180
Tax adjustments	—	—	—	—	—	—	(10,958)	(6)	(10,958)
Less: JV non-controlling interest	—	—	—	—	—	(301)	—		(301)
Net income	$3,313	$15,065	$11,105	$70,101	$27,656	$(301)	$(34,202)		$92,737

	Three Months Ended June 30, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$519,409	$—	$—	$—	$—	$—	$—		$519,409
Network fees and other costs	222,502	—	—	—	—	—	—		222,502
Net revenue	296,907	—	—	—	—	—	—		296,907
Sales and marketing	76,436	—	—	—	—	—	—		76,436
Other operating costs	49,268	(1,942)	—	—	—	—	—		47,326
General and administrative	29,862	(857)	(7,190)	—	—	—	—		21,815
Depreciation and amortization	44,528	—	—	(30,446)	—	—	—		14,082
Income from operations	96,813	2,799	7,190	30,446	—	—	—		137,248
Interest expense—net	(9,899)	—	—	—	—	—	—		(9,899)
Non-operating expenses	(20,000)	—	—	—	20,000	—	—		—
Income before applicable income taxes	66,914	2,799	7,190	30,446	20,000	—	—		127,349
Income tax expense	20,946	—	—	—	—	—	28,083	(5)	49,029
Tax adjustments	—	—	—	—	—	—	(4,394)	(6)	(4,394)
Less: JV non-controlling interest	—	—	—	—	—	—	—		—
Net income	$45,968	$2,799	$7,190	$30,446	$20,000	$—	$(23,689)		$82,714

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions. The three months ended June 30, 2014 also includes the write-down of a trade name of $34,267.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in June 2014 and May 2013.
(4) Represents non-controlling interest associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.5% for the three months ended June 30, 2014 and 38.5% for the three months ended June 30, 2013, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.5% for the remainder of 2014.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Six Months Ended June 30, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,146,309	$—	$—	$—	$—	$—	$—		$1,146,309
Network fees and other costs	526,438	—	—	—	—	—	—		526,438
Net revenue	619,871	—	—	—	—	—	—		619,871
Sales and marketing	168,951	—	—	—	—	—	—		168,951
Other operating costs	117,123	(9,719)	—	—	—	—	—		107,404
General and administrative	81,158	(12,947)	(20,044)	—	—	—	—		48,167
Depreciation and amortization	138,887	—	—	(102,349)	—	—	—		36,538
Income from operations	113,752	22,666	20,044	102,349	—	—	—		258,811
Interest expense—net	(24,050)	—	—	—	—	—	—		(24,050)
Non-operating expenses	(27,656)	—	—	—	27,656	—	—		—
Income before applicable income taxes	62,046	22,666	20,044	102,349	27,656	—	—		234,761
Income tax expense	17,642	—	—	—	—	—	68,046	(5)	85,688
Tax adjustments	—	—	—	—	—	—	(21,587)	(6)	(21,587)
Less: JV non-controlling interest	—	—	—	—	—	(301)	—		(301)
Net income	$44,404	$22,666	$20,044	$102,349	$27,656	$(301)	$(46,459)		$170,359

	Six Months Ended June 30, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,017,375	$—	$—	$—	$—	$—	$—		$1,017,375
Network fees and other costs	447,567	—	—	—	—	—	—		447,567
Net revenue	569,808	—	—	—	—	—	—		569,808
Sales and marketing	152,412	—	—	—	—	—	—		152,412
Other operating costs	99,828	(3,953)	—	—	—	—	—		95,875
General and administrative	60,961	(2,067)	(13,930)	—	—	—	—		44,964
Depreciation and amortization	87,824	—	—	(60,906)	—	—	—		26,918
Income from operations	168,783	6,020	13,930	60,906	—	—	—		249,639
Interest expense—net	(19,593)	—	—	—	—	—	—		(19,593)
Non-operating expenses	(20,000)	—	—	—	20,000	—	—		—
Income before applicable income taxes	129,190	6,020	13,930	60,906	20,000	—	—		230,046
Income tax expense	38,757	—	—	—	—	—	49,810	(5)	88,567
Tax adjustments	—	—	—	—	—	—	(8,636)	(6)	(8,636)
Less: JV non-controlling interest	—	—	—	—	—	—	—		—
Net income	$90,433	$6,020	$13,930	$60,906	$20,000	$—	$(41,174)		$150,115

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions. The six months ended June 30, 2014 also includes the write-down of a trade name of $34,267.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in June 2014 and May 2013.
(4) Represents non-controlling interest associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.5% for the six months ended June 30, 2014 and 38.5% for the six months ended June 30, 2013, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.5% for the remainder of 2014.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2014	2013	% Change	2014	2013	% Change
Net income	$3,313	$45,968	(93)%	$44,404	$90,433	(51)%
Income tax expense	2,020	20,946	(90)%	17,642	38,757	(54)%
Non-operating expenses(1)	27,656	20,000	38%	27,656	20,000	38%
Interest expense—net	13,496	9,899	36%	24,050	19,593	23%
Share-based compensation	11,105	7,190	54%	20,044	13,930	44%
Transition, acquisition and integration costs(2)	15,065	2,799	438%	22,666	6,020	277%
Depreciation and amortization	89,041	44,528	100%	138,887	87,824	58%
Adjusted EBITDA	$161,696	$151,330	7%	$295,349	$276,557	7%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Represents non-operating expenses primarily associated with the refinancing of our debt in June 2014 and May 2013.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits.